Exhibit 10.2

Execution Version

AMENDMENT NO. 1 TO THE

STANDSTILL AGREEMENT

This Amendment No. 1 to the Standstill Agreement (this “Amendment”), dated as of March 15, 2012, is made by and between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and Southeastern Asset Management, Inc., a Tennessee corporation (“Southeastern”), and amends the Standstill Agreement, dated as of May 20, 2011, between the Company and Southeastern (the “Standstill Agreement”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Standstill Agreement.

RECITALS

WHEREAS, Southeastern is the Beneficial Owner of shares of common stock, $0.01 par value per share (“Common Stock”), of the Company and is the investment adviser to Longleaf Partners Fund (“Longleaf”), a series of Longleaf Partners Funds Trust, a Massachusetts business trust; and

WHEREAS, the Company and Longleaf have entered into an Exchange Agreement, dated as of March 13, 2012 (the “Exchange Agreement”), pursuant to which the Company has agreed to acquire, and Longleaf has agreed to deliver to the Company, $100,062,000 in principal amount of the Company’s 15% Convertible Senior Notes due 2013 held by Longleaf in exchange for the Company’s issuance to Longleaf of 5,447,129 shares of Common Stock, in each case, subject to the terms and conditions of such agreement; and

WHEREAS, pursuant to the Standstill Agreement, during the Standstill Period, Southeastern has agreed not to, without the prior written consent of a majority of the entire Board of Directors, acquire any Common Stock, Voting Securities or Derivative Securities of the Company, other than in open market transactions that do not involve the issuance of Common Stock by the Company and unless after giving effect to such acquisition Southeastern would Beneficially Own less than 46,000,000 shares of Common Stock (as adjusted to take into account the 1-for-15 reverse stock split of the Common Stock);

WHEREAS, in connection with the exchange contemplated by the Exchange Agreement, the Company and Southeastern desire to increase the maximum number of shares of Common Stock that Southeastern is permitted to Beneficially Own pursuant to the terms of the Standstill Agreement; and

WHEREAS, the Company (by action of a majority of the entire the Board of Directors of the Company) has determined that an amendment to the Standstill Agreement as set forth herein is desirable in connection with the foregoing and has approved this Amendment; and

WHEREAS, pursuant to Section 5.10 of the Standstill Agreement, the Company and Southeastern now desire to duly execute and evidence such amendment in writing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Standstill Agreement and herein, the parties hereto agree as follows:

1.                                       Amendment and Restatement of Section 4.1(a)(i)(B).  Section 4.1(a)(i)(B) of the Standstill Agreement is hereby amended and restated in its entirety to read as follows:

“B.                                                    any Common Stock, Voting Securities or Derivative Securities of the Company (x) other than in open market transactions that do not involve the issuance of Common Stock by the Company or pursuant to the Exchange Agreement dated as of March 13, 2012, by and among the Company, Longleaf Partners Fund and Southeastern (solely with respect to Sections 3, 5.2 and 5.4 therein), and (y) unless after giving effect to such acquisition Southeastern would Beneficially Own less than 49,840,000 shares of Common Stock (subject to appropriate adjustment to take into account any stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events occurring after the date hereof); provided that Southeastern shall in no event make any such acquisition for its own account or on behalf of any Advisory Client if it or such Advisory Client is on the date of such purchase or would become, as a result of such purchase, a “5-percent shareholder” of the Company within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (including all applicable attribution rules) (the “Code”);”

2.                                       Miscellaneous.

(a)                                  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one instrument.

(b)                                 Except as specifically modified herein, the Standstill Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Standstill Agreement.  Upon and after the effectiveness of this Amendment, each reference in the Standstill Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Standstill Agreement, and each reference in any other document to “the Standstill Agreement”, “thereunder”, “thereof” or words of like import referring to the Standstill Agreement, shall mean and be a reference to the Standstill Agreement as modified hereby.

(c)                                  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

(d)                                 This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to the Standstill Agreement to be duly executed as of the day and year first written above.

LEVEL 3 COMMUNICATIONS, INC.

By	/s/ John M. Ryan
Name: John M. Ryan
Title: Executive Vice President

SOUTHEASTERN ASSET MANAGEMENT, INC., on behalf of certain institutional clients

By	/s/ Andrew R. McCarroll
Name: Andrew R. McCarroll
Title: General Counsel

[Signature Page to Amendment No. 1 to Standstill Agreement]